EXHIBIT 23.02
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Interwoven 2008 Equity Incentive Plan of Interwoven, Inc. of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Interwoven, Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting of Interwoven, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
June 4, 2008
San Francisco, CA